Triple-S Management Corporation

1441 F.D. Roosevelt Ave.

San Juan, PR 00920

www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Amilcar Jordan VP of Finance and Chief Financial Officer (787) 749-4949	Kathy Waller AllWays Communicate, LLC (312) 543-6708

Triple-S Management Corporation Awarded Two Regions of Puerto Rico’s Medicaid Program

SAN JUAN, Puerto Rico, October 15, 2014 — Triple-S Management Corporation (NYSE: GTS), the leading managed care company in Puerto Rico, today announced that the Puerto Rico Health Insurance Administration (ASES by its Spanish acronym) issued a Notice of Intent to Award Contract yesterday informing its health subsidiary, Triple-S Salud, that it has been selected to provide healthcare services for the Metro North and West regions of the Government’s health insurance program (Medicaid), known as Plan de Salud del Gobierno (PSG), on an at-risk basis commencing April 1, 2015. The proposed contract provides that ASES will pay Triple-S Salud a rate of $173.86 per member per month (pmpm) for the Metro North Region and $140.31 pmpm for the West Region. The proposed contract will have a 27-month term that could potentially be extended, subject to rate negotiations, by up to 12 months at ASES’ discretion.

The PSG program, formerly referred to as MiSalud, serves more than 1.4 million members in eight regions across Puerto Rico, with approximately 428,000 members in the two regions awarded to Triple-S Salud.

Ramón M. Ruiz-Comas, President and Chief Executive Officer of Triple-S Management commented, “We are extremely pleased to have once again been chosen by the government of Puerto Rico to participate in this vitally important health care program, leveraging our nearly two decades of experience with this patient population. We continue to believe that we can deliver high-quality, cost-effective care through our well-established provider network and fully anticipate that this contract will be accretive to 2015 earnings.”

About Triple-S Management Corporation

Triple-S Management is an independent licensee of the Blue Cross Blue Shield Association. It is the leading player in the managed care industry in Puerto Rico. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, Triple-S Management operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from Triple-S Management’s planning assumptions (either individually or in combination), could cause its results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates

•	Ability to secure sufficient premium rate increases

•	Competitor pricing below market trends of increasing costs

•	Re-estimates of policy and contract liabilities

•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance

•	Significant acquisitions or divestitures by major competitors

•	Introduction and use of new prescription drugs and technologies

•	A downgrade in Triple-S Management’s financial strength ratings

•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

•	Ability to contract with providers consistent with past practice

•	Ability to successfully implement Triple-S Management’s disease management, utilization management and Star ratings programs

•	Ability to maintain Federal Employer, Medicare and Medicaid contracts

•	Volatility in the securities markets and investment losses and defaults

•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on Triple-S Management’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) Triple-S Management does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in Triple-S Management’s SEC reports.

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